Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
David K. Waldman
Lippert Heilshorn & Associates
(212) 838-3777
dwaldman@lhai.com

NEW HORIZONS WORLDWIDE ANNOUNCES

OFFICER TRANSITIONS

ANAHEIM, Calif.- February 8, 2006 — The Board of Directors of New Horizons Worldwide (Pink Sheets: NEWH) announced today that it has entered into an agreement with Thomas J. Bresnan, President and Chief Executive Officer, which provides that Mr. Bresnan will lead the Company through a transition period during which a new CEO search will be undertaken by the Board. The search process will begin immediately.

“While the Company has faced challenges recently, it is taking many of the necessary steps to position itself for renewed strength and growth,” Mr. Bresnan commented. “The Company is in the midst of several initiatives that will strengthen it financially and restructure it operationally and I will focus on completing these over the next six months. At that time I will move on and pursue other opportunities.”

Chairman of the Board, Curtis Lee Smith, added, “Tom has helped New Horizons become the largest independent IT training company in the world and we are grateful for the leadership he has provided and for all that he has accomplished over the last twelve years”.

The Board also announced the appointment of Charles Caporale as Chief Financial Officer of the Company, replacing Jeffrey Cartwright who has resigned to take a position with another company. Mr. Caporale previously served as interim CFO of New Horizons. More recently, he has provided consulting services to the Company. “Mr. Caporale’s previous work with New Horizons will provide a seamless transition,” said Chairman Smith. Mr. Caporale has served as the CFO of publicly traded companies in the pharmaceutical and insurance fields.

“The Board of Directors is confident in New Horizons’ talented global franchise network and the solid strategy which has been put in place to assure success in the future,” Mr. Smith said.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2005. New Horizons is a subsidiary of New Horizons Worldwide, Inc. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 258 centers in 56 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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